UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)         October 23, 2024

LAS VEGAS SANDS CORP.
(Exact name of registrant as specified in its charter)
Nevada
(State or other jurisdiction of incorporation)
001-32373		27-0099920
(Commission File Number)		(IRS Employer Identification No.)

5420 S. Durango Dr.
Las Vegas,	Nevada	89113
(Address of principal executive offices)		(Zip Code)
(702) 923-9000
(Registrant's Telephone Number, Including Area Code)

NOT APPLICABLE
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock ($0.001 par value)	LVS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.			☐

ITEM 1.01.	Entry into a Material Definitive Agreement.
On October 23, 2024, Sands China Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“Sands China”) and an indirect subsidiary of Las Vegas Sands Corp., a Nevada corporation (the “Company”), entered into a new facility agreement (the “2024 SCL Credit Facility”) with the arrangers and lenders named therein and from time to time party thereto and Bank of China Limited, Macau Branch, as agent for the lenders (the “Agent”). In connection with the entry into the 2024 SCL Credit Facility, the commitments under Sands China’s existing amended and restated credit facility agreement with the arrangers and lenders named therein and from time to time party thereto, and the Agent, dated as of November 20, 2018, and amended as of March 27, 2020, September 11, 2020, July 7, 2021, November 30, 2022 and May 11, 2023 (the “2018 SCL Credit Facility”), were terminated.

The 2024 SCL Credit Facility provides for a 19.50 billion Hong Kong dollars (“HKD,” approximately $2.51 billion at exchange rates in effect on October 23, 2024) unsecured revolving credit facility denominated in Hong Kong dollars (the “2024 SCL Revolving Facility”). Sands China may draw revolving loans under the 2024 SCL Revolving Facility from time to time until September 24, 2029 (or if that day is not a business day in Hong Kong or Macao, the next business day), for general corporate and working capital requirements of Sands China and its subsidiaries, subject to certain restrictions set forth in the 2024 SCL Credit Facility. The final maturity date of all loans drawn under the 2024 SCL Revolving Facility is October 23, 2029.

The 2024 SCL Credit Facility also makes available a HKD 12.95 billion (approximately $1.67 billion at exchange rates in effect on October 23, 2024) unsecured term loan facility denominated in Hong Kong dollars (the “2024 SCL Term Loan Facility”). Sands China may make a drawdown under the 2024 SCL Term Loan Facility at any time until August 31, 2025 for the purpose of repaying amounts outstanding under its unsecured 5.125% Senior Notes due August 2025. The final maturity date of such loan drawn under the 2024 SCL Term Loan Facility is the date falling on the fifth anniversary of the date on which such loan is drawn.

Loans under the 2024 SCL Credit Facility will bear interest calculated by reference to the Hong Kong interbank offered rate plus a margin that is, in the case of the 2024 SCL Revolving Facility, determined by reference to the consolidated leverage ratio as defined therein. The initial margin for revolving loans drawn under the 2024 SCL Revolving Facility is 2.50% per annum. The margin for the term loan drawn under the 2024 SCL Term Loan Facility is 1.65% per annum. Sands China is also required to pay a commitment fee of 0.60% per annum on the undrawn amounts under the 2024 SCL Credit Facility and other customary fees.

The 2024 SCL Credit Facility contains affirmative and negative covenants customary for similar unsecured financings, including, but not limited to, limitations on indebtedness secured by liens on principal properties, sale and leaseback transactions, dividend restrictions and restrictions on the repayment of the $1.0 billion subordinated unsecured term loan facility made available by the Company to Sands China unless after such payments Sands China's cash balance is not less than $250 million. The 2024 SCL Credit Facility also requires Sands China to maintain a maximum leverage ratio and a minimum interest coverage ratio.

The 2024 SCL Credit Facility also contains certain events of default (some of which are subject to grace and remedy periods and materiality qualifiers), including, but not limited to, events relating to the gaming operations of Sands China and its subsidiaries and the loss or termination of certain land concession contracts.

The foregoing summary of the 2024 SCL Credit Facility is not complete and is qualified in its entirety by reference to the full and complete text of the 2024 SCL Credit Facility, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending September 30, 2024 to be filed with the SEC.

ITEM 1.02.	Termination of a Material Definitive Agreement.
On October 23, 2024, in connection with Sands China’s entry into the 2024 SCL Credit Facility as described in Item 1.01 above, the 2018 SCL Credit Facility was terminated.

ITEM 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 above is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: October 23, 2024

LAS VEGAS SANDS CORP.
By:	/S/ D. ZACHARY HUDSON
Name: D. Zachary Hudson Title: Executive Vice President, Global General Counsel and Secretary